Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $2.29; includes ($0.18) per share loss from after-tax non-core items

•	Core net operating earnings per share of $2.47, an increase of 36% year-over-year

•	First quarter annualized ROE of 15.8%; core net operating ROE of 17.0%

•	First quarter Specialty P&C underwriting profit increased 66% year-over-year

•	Capital returned to shareholders in the first quarter was approximately $259 million, including $125 million in special dividends and $60 million in share repurchases

•	Definitive agreements reached for sale of Charleston Harbor Resort & Marina; expected core pretax gain of $125 million, with closing in the second or third quarter of 2026.

CINCINNATI – April 29, 2026 – American Financial Group, Inc. (NYSE: AFG) today reported 2026 first quarter net earnings of $191 million ($2.29 per share) compared to $154 million ($1.84 per share) for the 2025 first quarter. Net earnings included after-tax non-core net realized losses on securities of $15 million ($0.18 per share loss). By comparison, net earnings for the 2025 first quarter included net after-tax gains of $2 million ($0.03 per share). Annualized return on equity was 15.8% and 13.3% for the first quarters of 2026 and 2025, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $206 million ($2.47 per share) for the 2026 first quarter compared to $152 million ($1.81 per share) in the 2025 first quarter. The year-over-year increase reflects higher property and casualty (P&C) insurance underwriting profit, which was partially offset by lower returns in AFG’s alternative investment portfolio. Additional details for the 2026 and 2025 first quarters may be found in the table below. Core net operating earnings for the first quarters of 2026 and 2025 generated annualized returns on equity of 17.0% and 13.1%, respectively, which is calculated excluding AOCI.

	Three months ended March 31,
Components of Pretax Core Operating Earnings	2026	2025	2026	2025	2026	2025
In millions, except per share amounts	Before Impact of		Alternative		Core Net Operating
	Alternative Investments		Investments		Earnings, as reported
P&C Pretax Core Operating Earnings	$312	$234	$(3)	$12	$309	$246
Other expenses	(29)	(33)	—	—	(29)	(33)
Holding company interest expense	(23)	(19)	—	—	(23)	(19)

Pretax Core Operating Earnings	260	182	(3)	12	257	194
Related provision (credit) for income taxes	52	39	(1)	3	51	42

Core Net Operating Earnings	$208	$143	$(2)	$9	$206	$152

Core Operating Earnings Per Share	$2.50	$1.70	$(0.03)	$0.11	$2.47	$1.81
Weighted Avg Diluted Shares Outstanding	83.3	83.8	83.3	83.8	83.3	83.8

AFG’s book value per share was $56.30 at March 31, 2026. AFG repurchased $60 million of its Common Stock (average price of $127.12 per share) and paid cash dividends of $2.38 per share during the first quarter, including a $1.50 per share special dividend paid in February. For the three months ended March 31, 2026, AFG’s growth in book value per share plus dividends was 1.6%.

Book value per share excluding AOCI was $57.83 per share at March 31, 2026, compared to $58.38 at the end of 2025. For the three months ended March 31, 2026, AFG’s growth in book value per share excluding AOCI plus dividends was 3.1%.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2026	2025
Components of net earnings:
Core operating earnings before income taxes	$257	$194
Pretax non-core items:
Realized gains (losses)	(18)	3

Earnings before income taxes	239	197
Provision for income taxes:
Core operating earnings	51	42
Non-core items	(3)	1

Total provision for income taxes	48	43

Net earnings	$191	$154

Net earnings:
Core net operating earnings(a)	$206	$152
Non-core items:
Realized gains (losses)	(15)	2

Net earnings	$191	$154

Components of earnings per share:
Core net operating earnings(a)	$2.47	$1.81
Non-core items:
Realized gains (losses)	(0.18)	0.03

Diluted net earnings per share	$2.29	$1.84

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report a core net operating ROE of 17% in the first quarter. Our specialty P&C businesses produced strong underwriting profitability against a backdrop of lower returns in our alternative investments portfolio. We returned nearly $260 million to our shareholders through a combination of regular dividends, special dividends and share repurchases. Our entrepreneurial, opportunistic culture and disciplined operating philosophy continue to position us well for long-term success.”

Messrs. Lindner continued: “AFG continued to have significant excess capital at March 31, 2026. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify the potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a strong 90.3% combined ratio in the first quarter of 2026, an improvement of 3.7 points from the 94.0% reported in the first quarter of 2025. First quarter 2026 results include 2.2 points related to catastrophe losses, compared to 4.5 points in the first quarter of 2025. First quarter 2026 results benefited from 4.4 points of favorable prior year reserve development, compared to 1.3 points in the first quarter of 2025. Underwriting profit was $156 million for the 2026 first quarter compared to $94 million in the comparable 2025 period, with each of our Specialty P&C groups reporting higher year-over-year underwriting profit.

First quarter 2026 gross and net written premiums were 6% and 3% higher, respectively, than the comparable period in 2025. We continued to benefit from the diversification across our 36 businesses and achieved premium growth in many of them as a result of a combination of new business opportunities, a good renewal rate environment, and increased exposures – while maintaining discipline and focusing on underwriting profitability.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 5% for the quarter, in line with the previous quarter. Average renewal rates including workers’ compensation were up approximately 3% overall. We believe we are achieving overall renewal rate increases that enable us to meet or exceed targeted returns.

The Property and Transportation Group reported an underwriting profit of $65 million in the first quarter of 2026 compared to $37 million in the first quarter of 2025. Nearly all the businesses in this group reported higher year-over-year profitability, led by our agricultural and transportation businesses. Catastrophe losses in this group were $12 million in the first quarter of 2026, compared to $10 million in the first quarter of 2025. The businesses in the Property and Transportation Group achieved an excellent 87.6% calendar year combined ratio overall in the first quarter of 2026, an improvement of 4.9 points from the 92.5% reported in the comparable 2025 period.

First quarter 2026 gross and net written premiums in this group were 11% and 6% higher than the comparable prior year period. The increase is primarily attributable to growth in crop insurance products with higher premium cessions, along with new business opportunities, higher exposures, and a favorable rate environment in several of our transportation businesses. Overall renewal rates in this group increased approximately 6% on average in the first quarter of 2026, consistent with the prior two quarters.

The Specialty Casualty Group reported an underwriting profit of $34 million in the first quarter of 2026 compared to $20 million in the comparable 2025 period. Higher profitability in our targeted markets, workers compensation, and executive and professional liability businesses were the principal drivers of these improved results. Catastrophe losses for this group were $11 million in the first quarter of 2026 compared to $27 million in the prior year quarter. The businesses in the Specialty Casualty Group achieved a 95.8% calendar year combined ratio in the first quarter of 2026, an improvement of 1.8 points from the 97.6% reported in the comparable period in 2025.

First quarter 2026 gross and net written premiums both increased 2% when compared to the same prior year period. Growth from new business opportunities and higher renewals in our targeted markets and workers’ compensation businesses were partially offset by heightened competitive conditions in our excess and surplus lines business. Excluding workers’ compensation, renewal pricing for this group was up approximately 6% in the first quarter, consistent with the prior quarter. Pricing in this group, including workers’ compensation, was up about 3%.

The Specialty Financial Group reported an underwriting profit of $57 million in the first quarter of 2026, compared to $37 million in the comparable 2025 period. While nearly all businesses in this group reported higher year-over-year underwriting profits, the drivers of the higher profitability were our fidelity/crime and financial institutions businesses. Catastrophe losses for this group were $12 million in the first quarter of 2026 compared to $35 million in the first quarter of 2025. This group reported an exceptional 80.0% calendar year combined ratio for the first quarter of 2026, an improvement of 7.0 points from the comparable period in 2025.

Gross and net written premiums increased by 6% and 1%, respectively, in the 2026 first quarter when compared to the same 2025 period, primarily due to growth in our lender services businesses. Net written premiums were tempered by our decision to cede more of the coastal-exposed property business in our financial institutions business beginning in the second quarter of 2025. Renewal pricing in this group was up about 1% in the first quarter of 2026, consistent with the prior quarter and reflecting the strong margins overall earned on these businesses.

Carl Lindner III stated, “Our Specialty P&C businesses are off to a strong start in 2026, producing a 66% year-over-year increase in underwriting profit, with the vast majority reporting growth during the quarter. We are continuing to achieve strong pricing in our social inflation exposed businesses and are confident about the strength of our reserves.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended March 31, 2026, increased 8% year-over-year primarily as a result of the impact of higher balances of invested assets. Property and casualty net investment income including the impact of alternative investments was approximately 1% lower than the comparable 2025 period.

The annualized return on alternative investments was (0.4%) in first quarter of 2026 compared to 1.8% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2025, was approximately 11%. Longer term, we continue to remain optimistic regarding the prospects of attractive returns from our alternative investment portfolio, with an expectation of annual returns averaging 10% or better.

In April 2026, AFG reached definitive agreements to sell the Charleston Harbor Resort & Marina. Subject to receipt of necessary third-party approvals and satisfaction of customary closing conditions, the transaction is expected to close in the second or third quarter of 2026. AFG currently expects to recognize a pretax core operating gain of approximately $125 million on the sale. This transaction was not contemplated in AFG’s original business plan assumptions.

Non-Core Net Realized Gains (Losses) – AFG recorded first quarter 2026 net realized losses of $15 million ($0.18 per share loss) after tax, which included $13 million ($0.16 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at March 31, 2026, to fair value. AFG recorded net realized gains of $2 million ($0.03 per share) after tax in the comparable 2025 period.

After-tax unrealized losses related to fixed maturities were $101 million at March 31, 2026. Our portfolio continues to be high quality, with 96% of our fixed maturity portfolio rated investment grade and 98% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; whether or not the sale of Charleston Harbor Resort & Marina closes and AFG’s net gain as a result of the sale; changes in financial, political and economic conditions, including changes in interest and inflation rates and impacts from tariffs or other trade actions, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business or reputation and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2026 first quarter results at 11:30 a.m. (ET) tomorrow, Thursday, April 30, 2026. There are two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2026-08

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2026	2025
Revenues
Net earned premiums	$1,609	$1,580
Net investment income	187	173
Realized gains (losses) on securities	(18)	3
Income of managed investment entities:
Investment income	67	76
Gain (loss) on change in fair value of assets/liabilities	(20)	(3)
Other income	29	27

Total revenues	1,854	1,856
Costs and expenses
Losses & loss adjustment expenses	906	965
Commissions and other underwriting expenses	556	530
Interest charges on borrowed money	23	19
Expenses of managed investment entities	58	68
Other expenses	72	77

Total costs and expenses	1,615	1,659

Earnings before income taxes	239	197
Provision for income taxes	48	43

Net earnings	$191	$154

Diluted earnings per common share	$2.29	$1.84

Average number of diluted shares	83.3	83.8

Selected Balance Sheet Data:	March 31, 2026	December 31, 2025
Total Cash and investments	$17,143	$17,182
Long-term debt	$1,820	$1,820
Shareholders’ equity(b)	$4,678	$4,820
Shareholders’ equity (excluding AOCI)	$4,805	$4,870
Book value per share(b)	$56.30	$57.78
Book value per share (excluding AOCI)	$57.83	$58.38
Common Shares Outstanding	83.1	83.4

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2026	2025
Gross written premiums	$2,435	$2,291	6%

Net written premiums	$1,664	$1,611	3%

Ratios (GAAP):
Loss & LAE ratio	56.3%	61.0%
Underwriting expense ratio	34.0%	33.0%

Specialty Combined Ratio	90.3%	94.0%

Combined Ratio – P&C Segment	90.4%	94.1%

Supplemental Information (c):
Gross Written Premiums:
Property & Transportation	$999	$897	11%
Specialty Casualty	1,089	1,068	2%
Specialty Financial	347	326	6%

	$2,435	$2,291	6%

Net Written Premiums:
Property & Transportation	$596	$563	6%
Specialty Casualty	789	772	2%
Specialty Financial	279	276	1%

	$1,664	$1,611	3%

Combined Ratio (GAAP):
Property & Transportation	87.6%	92.5%
Specialty Casualty	95.8%	97.6%
Specialty Financial	80.0%	87.0%
Aggregate Specialty Group	90.3%	94.0%

	Three months ended March 31,
	2026	2025
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(47)	$(19)
Specialty Casualty	—	12
Specialty Financial	(23)	(13)

Specialty Group	(70)	(20)
Other	—	—

Total Reserve Development	$(70)	$(20)

Points on Combined Ratio:
Property & Transportation	(9.0)	(3.9)
Specialty Casualty	—	1.6
Specialty Financial	(7.9)	(4.6)
Aggregate Specialty Group	(4.4)	(1.3)
Total P&C Segment	(4.3)	(1.3)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2026	2025
Core Operating Earnings before Income Taxes:
P&C Insurance Segment	$309	$246
Interest and other corporate expenses	(52)	(52)

Core operating earnings before income taxes	257	194
Related income taxes	51	42

Core net operating earnings	$206	$152

b)

Shareholders’ Equity at March 31, 2026, includes ($127 million) ($1.53 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($50 million) ($0.60 per share loss) in Accumulated Other Comprehensive Income (Loss) at December 31, 2025.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.